Exhibit 99.1

Sun BioPharma Provides Business Update and Files Annual Report for 2017

●	Front-Line Combination Study with Gemcitabine and Nab-Paclitaxel to begin patient enrollment early in 2nd Quarter
●	Raised $1.3M in private financing

MINNEAPOLIS, MN, March 21, 2018 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB: SNBP), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of pancreatic diseases, today provides a business update and reports financial results for the year ended December 31, 2017.

Front-Line Combination PDA Study

The Company’s clinical team, working in conjunction with its medical advisors and potential physician investigators, has completed development of the protocol for its study of SBP-101 administered in combination with gemcitabine and nab-paclitaxel in newly diagnosed patients with metastatic pancreatic ductal adenocarcinoma (“PDA”). The study includes a dose-escalation phase with sequential cohorts of patients receiving up to six months of treatment at each of three dose levels. The dose-escalation phase is to be followed by an expansion phase at the optimal dose level. Contract research organizations have been engaged to assist in managing the study at one site in the United States, the University of Florida where SBP-101 was invented, and at three sites in Australia. Enrollment is expected to begin early in the second quarter of 2018:

Completion of Phase 1 Dose Escalation Safety Trial

As previously announced, the Company completed its Phase 1 dose escalation safety study using SBP-101 for patients with previously treated locally advanced or metastatic pancreatic ductal adenocarcinoma (“PDA”). In total, 29 patients were enrolled in the study, 24 had received multiple prior chemotherapy regimens. Study data has been reviewed by the clinical team and compiled into an abstract that has been submitted for an upcoming cancer conference. When appropriate, that additional data will be disclosed by the Company. In addition, the Company is in the process of compiling a final clinical study report that is expected to be complete by the end of the second quarter of 2018.

Private Placement of Common Stock and Warrants

On February 20, 2018 and March 16, 2018 the Company entered into Securities Purchase Agreements (the “2018 Purchase Agreements”) with a number of accredited purchasers. Pursuant to these closings under the 2018 Purchase Agreements we issued 252,200 shares of common stock and warrants to purchase up to an aggregate of 252,200 additional shares, resulting in gross proceeds of $1.3 million.

Financial Results for the Three Months and Full Year Ended December 31, 2017

General and administrative (G&A) expenses decreased 7.4% to $1.2 million in the fourth quarter of 2017, compared with $1.3 million in the fourth quarter of 2016. G&A expenses increased 28.5% to $3.4 million in 2017, up from $2.7 million in 2016. The decrease in the fourth quarter was caused primarily by reduced stock-based compensation expense partially offset by costs incurred in connection with efforts to complete a public offering in the fourth quarter of 2017. The increase for the full year of 2017 resulted from an overall increase in stock-based compensation and costs incurred in connection with efforts to complete a public offering in the fourth quarter of 2017, partially offset by decreased license fees due to the University of Florida.

Research and development (R&D) expenses decreased 24.8% to $638,000 in the fourth quarter of 2017 down from $848,000 in the fourth quarter of 2016. R&D expenses for the full year of 2017 increased 3.6% to $2.6 million as compared with $2.5 million for 2016. The decrease in fourth quarter resulted from decreased clinical trial and related costs for our Phase 1 clinical study partially offset by contract research costs incurred under an NIH sponsored pancreatitis study. The slight overall increase in R&D expenses for 2017 resulted from an increase in stock-based compensation and contract research costs incurred under an NIH sponsored pancreatitis study partially offset by decreased costs for our Phase 1 clinical trial.

Other expense, net, was $428,000 in the current quarter compared to $213,000 in the fourth quarter of 2016. Other expense, net, increased to $4.9 million for the full year 2017, up from $285,000 in the prior year. The increase in the current quarter was primarily due to increased interest expense resulting from the amortization of the discount on the 2017 convertible notes payable, partially offset by grant income earned during the current year received under a research grant awarded to the Company in September 2016. On a year-to-date basis, the increase was due primarily to charges recorded related to the induced conversion of debt and increased interest expense resulting from the amortization of the discount on the 2017 convertible notes payable. These expenses were partially offset by foreign currency transaction gains recognized by our Australian subsidiary and grant income earned during the current year period.

Net loss for the quarters ended December 31, 2017 and 2016 was $2.2 million, or $0.58 and $0.34 per diluted share, respectively. The net loss for the full year 2017 was $10.4 million, or $2.91 per diluted share, compared to a net loss of $5.1 million, or $1.65 per diluted share, for 2016.

Balance Sheet and Cash Flow

Total cash resources were $152,000 as of December 31, 2017, compared to $438,000 as of December 31, 2016. Total current assets were $767,000 and $877,000 as of December 31, 2017, and December 31, 2016, respectively. These decreases resulted primarily from the Company’s use of cash to fund operations in the current year offset by proceeds raised from the sale of convertible promissory notes during the first quarter of 2017.

Current liabilities decreased to $4.2 million as of December 31, 2017, compared to $5.5 million as of December 31, 2016. The decrease in current liabilities resulted primarily from the conversion of approximately $3.1 million of previously outstanding debt and accrued interest into 418,332 shares of our common stock partially offset by the accreted carrying value of the convertible promissory notes sold during the first quarter of 2017 and increased accrued expenses.

Net cash used in operating activities was $3.4 million for the year ended December 31, 2017, compared to $2.4 million for the year ended December 31, 2016. The net cash used in each of these periods primarily reflects the net loss for these periods, and was partially offset by the effects of changes in operating assets and liabilities. In the year ended December 31, 2017, the net loss is also offset by non-cash charges recorded for the loss on induced debt conversion and the amortization of the debt discount.

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida Research Foundation in 2011. The molecule has been shown to be highly effective in preclinical studies of human pancreatic cancer models, demonstrating superior activity to existing FDA-approved chemotherapy agents. Combination therapy potential has also been shown for pancreatic cancer. SBP-101 is expected to differ from current pancreatic cancer therapies in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore management believes that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. The Company’s development programs target diseases of the pancreas, including pancreatic cancer and pancreatitis; the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. SBP-101 was invented by Raymond Bergeron, Ph.D., a Distinguished Professor Emeritus at the University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Miami, the University of Florida, the Mayo Clinic Scottsdale, the Austin Health Cancer Trials Centre in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia. The Company’s independent Data Safety Monitoring Board (DSMB) is Chaired by James Abbruzzese, MD, Professor of Medicine, Charles Johnson, M.D. Professor of Medicine, a member of the Duke Cancer Institute and Chief, Division of Medical Oncology at Duke University School of Medicine. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Forward-Looking Statements Safe Harbor

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For example, statements regarding the Company’s next study, the timing and effects of the reverse stock split and potential eligibility and approval for listing on a national securities exchange are forward-looking statements. Any other statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by such forward-looking statements, including, without limitation, our need to obtain additional capital, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results or timing of clinical trials or regulatory approvals, timing of necessary regulatory processes relating to the reverse stock split, and other material changes in our business that could jeopardize our ability to qualify for listing on a national securities exchange. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the Company and its business, particularly those disclosed from time to time in its filings with the Securities and Exchange Commission. Stockholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Investor & Media Contact:

Tammy Groene – Sun BioPharma, Inc.

952 479 1196

Sun BioPharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2017	2016	Change	2017	2016	Change
Operating expenses:
General and administrative	$1,171	$1,265	(7.4)%	$3,423	$2,664	28.5%
Research and development	638	848	(24.8)	2,593	2,504	3.6
Operating loss	(1,809)	(2,113)	(14.4)	(6,016)	(5,168)	16.4
Other income (expense):
Interest income	—	—	Nm	1	2	(50.0)
Grant income	54	—	Nm	163	—	nm
Interest expense	(472)	(45)	948.9	(1,617)	(180)	798.3
Loss on induced debt conversions	—	—	—	(3,696)	—	nm
Other income (expense)	(10)	(168)	(94.0)	255	(107)	nm
Total other expense	(428)	(213)	100.9	(4,894)	(285)	nm

Loss before income tax benefit	(2,237)	(2,326)	(3.8)	(10,910)	(5,453)	100.1

Income tax benefit	77	91	(15.4)	536	341	57.2

Net loss	$(2,160)	$(2,235)	(3.4)	$(10,374)	$(5,112)	102.9
Foreign currency translation adjustment loss	4	157	(97.5)	(241)	63	nm
Comprehensive loss	$(2,156)	$(2,078)	3.8%	$(10,615)	$(5,049)	110.2%

Basic and diluted net loss per share	$(0.58)	$(0.70)	(17.1)%	$(2.91)	$(1.65)	76.4%
Weighted average shares outstanding—basic and diluted	3,704,207	3,217,977	15.1%	3,566,098	3,106,846	14.8%

“nm” = not meaningful.

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$152	$438
Prepaid expenses and other current assets	195	118
Income tax receivable	420	321
Total current assets	767	877

Total assets	$767	$877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,196	$1,245
Accrued expenses	1,254	842
Convertible notes payable, net	1,525	2,733
Term debt, current	14	294
Demand notes payable	—	250
Accrued interest	181	155
Total current liabilities	4,170	5,519

Long-term liabilities:
Term debt	286	—
Total long-term liabilities	286	—

Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of December 31, 2017 and 2016, respectively	—	—
Common stock, $0.001 par value; 100,000,000 authorized; 3,841,652 and 3,220,100 shares issued and outstanding, as of December 31, 2017 and December 31, 2016, respectively	4	3
Additional paid-in capital	25,625	14,058
Accumulated deficit	(29,153)	(18,779)
Accumulated other comprehensive gain (loss), net	(165)	76
Total stockholders’ deficit	(3,689)	(4,642)
Total liabilities and stockholders’ deficit	$767	$877

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(10,374)	$(5,112)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on induced debt conversions	3,696	—
Share-based compensation	1,733	902
Amortization of debt discount	1,387	—
Non-cash interest expense	162	12
Amortization of debt issuance costs	56	28
Changes in operating assets and liabilities:
Income and other tax receivables	(70)	426
Prepaid expenses and other current assets	(75)	19
Accounts payable	(319)	726
Accrued liabilities	402	601
Net cash used in operating activities	(3,402)	(2,398)

Cash flows from financing activities:
Proceeds from the sale of convertible promissory notes, net of offering costs of $16	3,059	—
Proceeds from issuance of common stock and warrants, net of offering costs of $152	—	1,873
Proceeds from the exercise of stock options	28	—
Proceeds from the exercise of stock purchase warrants	19	42
Net cash provided by financing activities	3,106	1,915

Effect of exchange rate changes on cash and cash equivalents	10	(4)

Net decrease in cash and cash equivalents	(286)	(487)
Cash at beginning of year	438	925
Cash at end of year	$152	$438

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$11	$57

Supplemental disclosure of non-cash transactions:
Conversion of promissory notes and accrued interest into common stock	$2,888	$—
Intrinsic value of beneficial conversion feature in convertible notes	2,954	—
Conversion of demand notes into common stock	250	—
Deferred compensation exchanged for common stock and warrants	—	196
Issuance of common stock for services	—	75